UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2014

or

☐  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 1-9788

LANDAUER, INCORPORATED 401(k) RETIREMENT SAVINGS PLAN

(Full title of the plan)

LANDAUER, INC.

2 Science Road, Glenwood, IL  60425

(708) 755-7000

(Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

LANDAUER, INC.

Index to Exhibits

Exhibit
Number	Description
23	Consent of Independent Registered Public Accounting Firm
99.1	Report on financial statements for the Landauer, Incorporated 401(k) Retirement Savings Plan for the fiscal year ended December 31, 2014

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Landauer, Incorporated 401(k) Retirement

Savings Plan

(Name of Plan)

LANDAUER, INC.

June 29, 2015	By:	/s/ Daniel J. Fujii
Daniel J. Fujii
Chief Financial Officer